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FOR IMMEDIATE RELEASE
NOVEMBER 6, 2006

RFMD BOARD ELECTS JACK HARDING TO BOARD OF DIRECTORS
President and CEO of eSilicon Corporation Brings Extensive Industry Experience

GREENSBORO, NC, NOVEMBER 6, 2006 - RF Micro Devices, Inc. (NASDAQ: RFMD), a global leader in the design and manufacture of high-performance radio systems and solutions for applications that drive mobile communications, today announced that John (Jack) Harding, the Co-founder, Chairman, President and CEO of eSilicon Corporation, has been elected to the RFMD board of directors. Harding was elected to fill an existing vacancy at the November 1 board meeting and his appointment to the board was effective immediately.

Harding co-founded eSilicon Corporation, a privately held company, which designs and manufactures complex, custom chips for a broad and growing portfolio of large and small firms.  eSilicon is venture-capital backed and has attained an annual revenue run rate approaching $100 million.  The company is the recipient of numerous awards for performance and innovation, and was ranked third in 2005 on the Inc. 500 List as one of the fastest growing private companies in the United States. eSilicon has 105 employees and utilizes unique business engagement practices to deliver the best-in-class products and services to its customers. Before starting eSilicon Corporation, Harding served as President and CEO of the publicly-traded Cadence Design Systems, Inc., which acquired his former company, Cooper & Chyan Technology, Inc. Harding has held a variety of senior management positions at Zycad Corporation and his career also includes work with TXL and IBM Corporation.

Harding received a B.A. in both Chemistry and Economics from Drew University, where he served as Vice Chairman of the Board of Trustees.  In addition, he developed the Harding Program in Public Policy at Drew University, which is designed to focus on multi-disciplinary topics that impact public policy decisions.  Harding is also a regular lecturer on global technology trends.

"We are pleased to welcome Jack Harding to our board of directors as he brings years of extensive industry experience in custom chip design and manufacturing," says Al Paladino, Chairman of the Board of RFMD.  "We look forward to his contribution in furthering RFMD's position as a leader in worldwide mobile communications," he adds.

"I am excited by this opportunity to join the board of directors of RFMD," says Harding. "RFMD's growth and rapid expansion underscore the increased importance of custom chip design and manufacturing in mobile communications.  I look forward to working with RFMD's management team as it continues to evolve and grow," he adds.

The addition of Harding expands RFMD's board to nine members, of which seven are independent directors.

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RFMD BOARD ELECTS JACK HARDING TO BOARD OF DIRECTORS

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About RFMD:  RF Micro Devices, Inc. (NASDAQ: RFMD) is a global leader in the design and manufacture of high-performance radio systems and solutions for applications that drive mobile communications. RFMD's power amplifiers, transmit modules, cellular transceivers and system-on-chip (SOC) solutions enable worldwide mobility, provide enhanced connectivity and support advanced functionality in current- and next-generation mobile handsets, cellular base stations, wireless local area networks (WLANs), wireless personal area networks (WPANs) and global positioning systems (GPS). Recognized for its diverse portfolio of state-of-the-art semiconductor technologies and vast RF systems expertise, RFMD is a preferred supplier enabling the world's leading mobile device manufacturers to deliver advanced wireless capabilities that satisfy current and future market demands.

Headquartered in Greensboro, N.C., RFMD is an ISO 9001- and ISO 14001-certified manufacturer with worldwide engineering, design, sales and service facilities. RFMD is traded on the NASDAQ Global Select Market under the symbol RFMD. For more information, please visit RFMD's web site at www.rfmd.com.

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements included herein represent management's current judgment and expectations, but our actual results, events and performance could differ materially from those expressed or implied by forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as is required under the federal securities laws. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility and test and tape and reel facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to adjust production capacity in a timely fashion in response to changes in demand for our products, dependence on a limited number of customers, and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES® and RFMD® are trademarks of RFMD, LLC.  All other trade names, trademarks and registered trademarks are the property of their respective owners.

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